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                                                                      EXHIBIT 10




INDEPENDENT AUDITORS' CONSENT

Mercury Master International Portfolio,
Mercury Master Pan-European Growth Portfolio,
Mercury Master U.S. Large Cap Portfolio, and
Mercury Master Gold and Mining Portfolio of
Mercury Asset Management Master Trust:

We consent to the use in this Registration Statement of the Mercury Asset Management Master Trust of our reports dated October 9, 1998 for Mercury Master International Portfolio and Mercury Master Pan-European Portfolio, and January 21, 1999 for Mercury Master U.S. Large Cap Portfolio and Mercury Master Gold and Mining Portfolio respectively, appearing in Part B of such Registration Statement.




Deloitte & Touche LLP
Princeton, New Jersey
January 25, 1999